EXHIBIT 99.1
RenaissanceRe Announces Estimated Net Negative Impact on Third Quarter 2022 Results of Operations
PEMBROKE, Bermuda, October 19, 2022 -- RenaissanceRe Holdings Ltd. (NYSE: RNR) (the “Company” or “RenaissanceRe”) today announced it estimates that losses from certain 2022 catastrophe events will have a net negative impact of approximately $650 million on the Company’s third quarter 2022 results of operations. This estimate is primarily driven by the net negative impact of approximately $540 million from Hurricane Ian. In addition, losses from certain other catastrophe events, along with the aggregate losses associated with these and other events, contributed to the estimated net negative impact.
The Company expects to report a net loss attributable to common shareholders for both the third quarter of 2022 and nine months ended September 30, 2022.
While the Company expects to report an operating loss attributable to common shareholders for the third quarter of 2022, the operating loss attributable to common shareholders for the nine months ended September 30, 2022 is expected to be modest.
Kevin J. O’Donnell, President and Chief Executive Officer of RenaissanceRe, commented: “We extend our sympathies to all those impacted by the quarter’s catastrophic events. Our purpose is to protect communities and enable prosperity, and we stand ready to pay our customers’ claims to help communities rebuild. Looking forward, we have the capital, scale, and flexibility to provide our customers with much needed reinsurance in 2023 while creating value for our shareholders.”
Net Negative Impact
Net negative impact on underwriting result includes the sum of (1) net claims and claim expenses incurred, (2) assumed and ceded reinstatement premiums earned and (3) earned and lost profit commissions. Net negative impact on net income (loss) available (attributable) to RenaissanceRe common shareholders is the sum of (1) net negative impact on underwriting result and (2) redeemable noncontrolling interest, both before consideration of any related income tax benefit (expense).
The Company’s estimates of net negative impact are based on a review of its potential exposures, preliminary discussions with certain counterparties and actuarial modeling techniques. The actual net negative impact, both individually and in the aggregate, may vary from these estimates, perhaps materially. Changes in these estimates will be recorded in the period in which they occur.
Meaningful uncertainty remains regarding the estimates and the nature and extent of the losses from catastrophe events, driven by the magnitude and recent nature of each event, the geographic areas impacted by the events, relatively limited claims data received to date, the contingent nature of business interruption and other exposures, potential uncertainties relating to reinsurance recoveries and other factors inherent in loss estimation, among other things.
About RenaissanceRe
RenaissanceRe is a global provider of reinsurance and insurance that specializes in matching well-structured risks with efficient sources of capital. The Company provides property, casualty and specialty reinsurance and certain insurance solutions to customers, principally through intermediaries. Established in 1993, RenaissanceRe has offices in Bermuda, Australia, Ireland, Singapore, Switzerland, the United Kingdom and the United States.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this Press Release reflect RenaissanceRe’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous factors that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements, including the following: the Company’s exposure to natural and non-natural catastrophic events and circumstances and the variance it may cause in the Company’s financial results; the effect of climate change on the Company’s business, including the trend towards increasingly frequent and severe climate events; the effectiveness of the Company’s claims and claim expense reserving process; the effect of emerging claims and coverage issues; the historically cyclical nature of the (re)insurance industries; collection on claimed retrocessional coverage, and new retrocessional reinsurance being available on acceptable terms; the ability of the Company’s ceding companies and delegated authority counterparties to accurately assess the risks they underwrite; the Company’s ability to maintain its financial strength ratings; the performance of the Company’s investment portfolio and financial market volatility; the effects of inflation; the highly competitive nature of the Company’s industry, resulting in consolidation of competitors, customers and (re)insurance brokers, and the Company’s reliance on a small and decreasing number of brokers; the impact of large non-recurring contracts and reinstatement premiums on the Company’s financial results; the Company’s ability to attract and retain key executives and employees; the effect of cybersecurity risks, including technology breaches or failure; the Company’s ability to successfully implement its business strategies and initiatives, and the success of any of the Company’s strategic investments or acquisitions, including its ability to manage its operations as its product and geographical diversity increases; the Company’s exposure to credit loss from counterparties; the Company’s need to make many estimates and judgments in the preparation of its financial statements; the Company’s ability to effectively manage capital on behalf of investors in joint ventures or other entities it manages; changes to the accounting rules and regulatory systems applicable to the Company’s business, including changes in Bermuda laws or regulations or as a result of increased global regulation of the insurance and reinsurance industries; other political, regulatory or industry initiatives adversely impacting the Company; the Company’s ability to comply with covenants in its debt agreements; a contention by the U.S. Internal Revenue Service that any of the Company’s Bermuda subsidiaries are subject to taxation in the U.S.; the effects of possible future tax reform legislation and regulations, including changes to the tax treatment of the Company’s shareholders or investors in its joint ventures or other entities it manages; the Company’s ability to determine any impairments taken on its investments; the uncertainty of the continuing and future impact of the COVID-19 pandemic, including measures taken in response thereto and the effect of legislative, regulatory and judicial influences on the Company’s potential reinsurance, insurance and investment exposures, or other effects that it may have; foreign currency exchange rate fluctuations; the Company’s ability to raise capital if necessary; the Company’s ability to comply with applicable sanctions and foreign corrupt practices laws; the Company’s dependence on the ability of its operating subsidiaries to declare and pay dividends; aspects of the Company’s corporate structure that may discourage third-party takeovers and other transactions; difficulties investors may have in serving process or enforcing judgments against the Company in the U.S.; and other factors affecting future results disclosed in RenaissanceRe’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

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INVESTOR CONTACT: RenaissanceRe Holdings Ltd. Keith McCue Senior Vice President, Finance & Investor Relations (441) 239-4830	MEDIA CONTACT: RenaissanceRe Holdings Ltd. Hayden Kenny Vice President, Investor Relations & Communications (441) 239-4946 or Kekst CNC Dawn Dover (212) 521-4800